                                                                    EXHIBIT 3.1


                       RESTATED CERTIFICATE OF INCORPORATION


     NetObjects, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation is NetObjects, Inc. NetObjects, Inc. was originally incorporated under the same name, and the original Certificate of Incorporation of the corporation was filed with the Secretary of the State of Delaware on November 21, 1995.

     2. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation merely restates and integrates the provisions of the Certificate of Incorporation of this corporation.

     3. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and integrated to read in its entirety as set forth in Appendix I attached hereto.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by its President and attested to by its Secretary on December 14, 1998.



                                       /s/ Samir Arora
                                       ----------------------------
                                          Samir Arora, President

/s/ Alan B. Kalin
----------------------------
Alan B. Kalin, Secretary

                                   APPENDIX I




                     RESTATED CERTIFICATE OF INCORPORATION

                                      of

                                NETOBJECTS, INC.


                                   ARTICLE I
                                 CORPORATE NAME

         The name of the corporation is NetObjects, Inc. (the "CORPORATION").

                                   ARTICLE II
                                REGISTERED OFFICE

     The address of the Corporation's registered office in the State of Delaware is: 1013 Centre Road, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE III
                               CORPORATE PURPOSE

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                                   ARTICLE IV
                                 CAPITAL STOCK

     SECTION 1. CLASSES OF STOCK. The Corporation is authorized to issue two classes of stock, designated "COMMON STOCK" and "PREFERRED STOCK," respectively. The total number of shares of Common Stock, par value $0.00000001 per share, the Corporation shall have authority to issue is 200,000,000, and the total number of shares of Preferred Stock, par value $0.00000001 per share, the Corporation shall have authority to issue is 136,898,000. 4,500,000 shares of Preferred Stock shall be designated Series A Preferred Stock (the "SERIES A PREFERRED STOCK"), 198,000 shares of Preferred Stock shall be designated Series B Preferred Stock (the "SERIES B PREFERRED STOCK"), 17,000,000 shares of Preferred Stock shall be designated Series C Preferred Stock (the "SERIES C PREFERRED STOCK"), 90,200,000 shares of Preferred Stock shall be designated Series E Preferred Stock (the "SERIES E PREFERRED STOCK"), 12,000,000 shares of Preferred Stock shall be designated Series E-2

Preferred Stock (the "SERIES E-2 PREFERRED STOCK") which shall be issued only upon conversion of Senior Subordinated Secured Convertible Promissory Notes ("Senior Notes") or exercise of the Warrants issued pursuant to the Note and Warrant Purchase Agreement dated as of October 8, 1998 (the "Note and Warrant Purchase Agreement"), 5,500,000 shares of Preferred Stock shall be designated Series F Preferred Stock (the "SERIES F PREFERRED STOCK"), and 2,500,000 shares of Preferred Stock shall be designated Series F-2 Preferred Stock (the "SERIES F-2 PREFERRED STOCK"). Each series of Preferred Stock is referred to herein as a "SERIES". In addition, the Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in one or more new Series (each, a "NEW SERIES"), to establish from time to time the number of shares to be included in each such Series by filing a certificate pursuant to the applicable law of the State of Delaware and to fix the designation, powers, preferences and rights of the shares of each such Series and the qualifications, limitations, or restrictions thereof.

          The authority of the Board of Directors with respect to each Series shall include, but not be limited to, determination of the following:

               (i) the number of shares constituting that Series and the distinctive designation of that Series;

               (ii) the dividend rate on the shares of that Series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that Series;

               (iii) whether that Series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

               (iv) whether that Series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

               (v) whether or not the shares of that Series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

               (vi) whether that Series shall have a sinking fund for the redemption or purchase of shares of that Series, and, if so, the terms and amount of such sinking fund;

               (vii) the rights of the shares of that Series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that Series;

               (viii) how the relative rights, preferences and limitations of that Series will apply and relate to the provisions set forth in Article V with respect to the other Series of Preferred Stock (including, without limitation, how the ranking, dividend payment priority, liquidation preference priority and conversion provisions will operate after giving effect to the issuance of shares of that Series); and

               (ix) any other relative rights, preferences and limitations of that Series.

     SECTION 2. RESERVATION OF SHARES. (a) The Corporation shall at all times reserve and keep available, free and clear of preemptive and subscription rights, out of its authorized but unissued shares of Common Stock the full number of shares deliverable upon the conversion of all outstanding shares of Preferred Stock. For this purpose, the number of shares of Common Stock deliverable upon conversion of all outstanding shares of Preferred Stock shall be computed as if at the time of computation all shares outstanding were held by a single holder.

          (b) If at any time the number of shares of Common Stock or Preferred Stock reserved hereunder is insufficient to effect the issuances and conversions referred to in this Section, the Corporation will take such corporate action as is necessary to increase its authorized but unissued shares of Common Stock and Preferred Stock to such number of shares as shall be sufficient for such purposes.

          (c) The number of shares reserved pursuant to this Section shall be adjusted proportionately for stock splits, stock combinations and stock dividends. The number of shares reserved pursuant to this Section shall also be adjusted for any dilutive event for which an adjustment to the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series E Conversion Price, the Series E-2 Conversion Price, the Series F Conversion Price, or the Series F-2 Conversion Price is made in
Article V.

                                   ARTICLE V
                                PREFERRED STOCK

     SECTION 1. RANK. The Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, rank prior to the Common Stock and to any other capital stock of the Corporation.

     SECTION 2. DIVIDENDS. Holders of Preferred Stock shall be entitled to receive dividends, out of any funds legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock, at the per annum rate of (t) $0.15 per share of Series A Preferred Stock, (u) $0.016 per share of Series B Preferred Stock, (v) $0.024 per share of Series C Preferred Stock, (w) $0.089 per share of Series E Preferred Stock, (x) $0.089 per share of Series E-2 Preferred Stock, (y) $0.144 per share of Series F Preferred Stock, and (z) $0.144 per share of Series F-2 Preferred Stock, when and as declared with respect to each Series of Preferred Stock by the Board of Directors. The right to such dividends shall not be cumulative, and no right shall accrue to holders of Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year. In the event that any dividend is declared at less than the full rates provided herein, or if, on any dividend payment date, the Corporation does not have funds legally available to pay such dividend at the full rates provided herein, then on such dividend payment date dividends shall be paid FIRST, on all outstanding shares of Series E Preferred Stock, Series E-2 Preferred Stock and Series C Preferred Stock, pro rata based on the applicable foregoing dividend rates to the extent such dividends have been declared or funds are legally available therefor, SECOND, on all outstanding shares of Series B Preferred Stock, pro rata based on the applicable foregoing dividend rate to the extent such dividend has been declared or funds are legally available therefor, THIRD, on all outstanding shares of Series A Preferred Stock, pro rata based on the applicable foregoing dividend rate to the extent such dividend has been declared or funds are legally available therefor, FOURTH, on all outstanding shares of Series F, pro rata based on the applicable foregoing dividend rate to the extent such dividend has been declared or funds are legally available therefor, and FIFTH, on all outstanding shares of Series F-2, pro rata based on the applicable foregoing dividend rate to the extent such dividend has been declared or funds are legally available therefor.

     SECTION 3. LIQUIDATION. (a) The Preferred Stock shall rank prior to the Common Stock and the shares of any other class of capital stock of the Corporation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of Common Stock or shares of any other such junior stock, an amount equal to the Liquidation Preference.

          (b) The Series A Preferred Stock shall be entitled to a liquidation preference equal to the sum of (A) $0.15 per share plus (B) an amount per share equal to 8% per annum on the amount in clause (A) calculated from the Original Issue Date of the Series A Preferred Stock through the Liquidation Date (the "SERIES A LIQUIDATION PREFERENCE"). The Series B Preferred Stock shall be entitled to a liquidation preference equal to the sum of (A) $0.20 per share plus (B) an amount per share equal to 8% per annum on the amount in clause (A) calculated from the Original Issue Date of the Series B Preferred Stock through the Liquidation Date (the "SERIES B LIQUIDATION PREFERENCE"). The Series C Preferred Stock shall be entitled to a liquidation preference equal to the sum of (a) $0.3035413 per share plus (B) an amount per share equal to 8% per annum on the amount in clause (A) calculated from the Original Issue Date of the Series C Preferred Stock through the Liquidation Date (the "SERIES C LIQUIDATION PREFERENCE"). The Series E Preferred Stock shall be entitled to a liquidation preference equal to the sum of (A) $1.1131258 per share plus (B) an amount per share equal to 8% per annum on the amount in clause (A) calculated from the Original Issue Date of the Series E Preferred Stock through the Liquidation Date (the "SERIES E LIQUIDATION PREFERENCE"). The Series E-2 Preferred Stock shall be entitled to a liquidation preference equal to the sum of (A) $1.1131258 per share plus (B) an amount per share equal to 8% per annum on the amount in clause
(A) from the Original Issue Date of the Series E-2 Preferred Stock through the Liquidation Date (the "SERIES E-2 LIQUIDATION PREFERENCE"). The Series F Preferred Stock shall be entitled to a liquidation preference equal to the sum of (A) $1.80 per share plus (B) an amount per share equal to 8% per annum on the amount in clause (A) calculated from the Original Issue Date of the Series F Preferred Stock through the Liquidation Date (the "SERIES F LIQUIDATION PREFERENCE"). The Series F-2 Preferred Stock shall be entitled to a liquidation preference equal to the sum of (A) $1.50 per share plus (B) an amount per share equal to 8% per annum on the amount in clause (A) calculated from the Original Issue Date of the Series F-2 Preferred Stock through the Liquidation Date (the "SERIES F-2 LIQUIDATION PREFERENCE"). The Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Liquidation Preference, the Series E Liquidation Preference, the Series E-2 Liquidation Preference, the Series F Liquidation Preference, and the Series F-2 Liquidation Preference are collectively referred to herein as the "LIQUIDATION PREFERENCE"). As used herein, the "ORIGINAL ISSUE DATE" with respect to any Series of Preferred Stock shall mean the first date as of which the Corporation issues any shares of the series of Preferred Stock and THE "LIQUIDATION DATE" shall mean the date of effectiveness of a certificate of dissolution under Section 275(f) of the DGCL or upon the effective date of any Control Transaction treated as a liquidation, dissolution or winding up pursuant to Section 3(e). The Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Liquidation Preference, the Series E Liquidation Preference, the Series E-2 Liquidation Preference, the Series F Liquidation Preference, and the Series F-2 Liquidation Preference shall be adjusted for any combinations, consolidations or stock contributions or dividends with respect to such shares and shall be increased by an amount per share equal to all dividends declared and unpaid on the Preferred Stock to the date of the final distribution (in the case of the Series E-2 Liquidation Preference, such adjustments shall be made with respect to any of the foregoing events that occur on or after September 30, 1998 even if no shares of Series E-2 Preferred Stock had been issued as of the date of such event).

          (c) In the event that the assets of the Corporation are insufficient to pay the full Liquidation Preference, the assets available for distribution shall be allocated first among the holders of the Series E Preferred Stock and the Series E-2 Preferred Stock in the ratio that the aggregate liquidation preference attributable to each respective series (based on shares outstanding) bears to their aggregate Liquidation Preference. After the Series E Liquidation Preference and the Series E-2 Liquidation Preference shall have been paid in full, the remaining assets available for distribution shall be allocated among the holders of the Series B Preferred Stock and the Series C Preferred Stock in the ratio that the aggregate liquidation preference attributable to each respective series (based on shares outstanding) bears to their aggregate Liquidation Preference. After the Liquidation Preference shall have been paid in full to the holders of Series B Preferred Stock and Series C Preferred Stock, the remaining assets of the Corporation shall be allocated to the holders of the Series A Preferred Stock until the Series A Liquidation Preference shall have been paid in full. After the Series A Liquidation Preference shall have been paid in full, the remaining assets of the Corporation shall be allocated to the holders of the Series F Preferred Stock and the Series F-2 Preferred Stock in the ratio that the aggregate liquidation preference attributable to each respective series (based on shares outstanding) bears to their aggregate Liquidation Preference, until the Series F Liquidation Preference and the Series F-2 Liquidation Preference shall have been paid in full.

          (d) After the Liquidation Preference has been paid in full to the holders of Preferred Stock, the remaining assets of the Corporation shall be distributed ratably to the holders of Common Stock.

          (e) For purposes of this Section 3, a Control Transaction shall be treated as a liquidation, dissolution or winding up of the Corporation if the holders of a majority of the outstanding Preferred Stock so elect by giving written notice to the Corporation before such Control Transaction becomes effective. If no such notice is given, such Control Transaction shall not be so treated and the applicable provisions of Section 4(d) shall apply to such Control Transaction (subject to any applicable requirement pursuant to Section 6(c) for the consent of the holders of Series E Preferred Stock to such Control Transaction).

     SECTION 4.  CONVERSION.

          (a)  GENERAL.  On the terms and subject to the conditions of this
Section 4, the holder of a share of Preferred Stock shall have the right, at its option, at any time, to convert such share into that number of shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing (i) (A) in the case of the Series A Preferred Stock, $0.15, (B) in the case of the Series B Preferred, Stock $0.20, (C) in the case of Series C Preferred Stock, $0.3035414, (D) in the case of the Series E Preferred Stock,

$1.1131258, (E) in the case of the Series E-2 Preferred Stock, $1.1131258,
(F) in the case of the Series F Preferred Stock, $1.80, and (G) in the case of Series F-2 Preferred Stock, $1.50, by (ii) the Applicable Conversion Price (as hereinafter defined) for the respective Series of Preferred Stock and by surrender of such share pursuant to Section 4(b) (the Common Stock issuable upon such conversion being called "CONVERSION SHARES"). Upon conversion, the holder of a share of Preferred Stock shall receive, in addition to the Conversion Shares, a number of shares of any other security distributed pro rata to all the holders of the Common Stock at any time after the Effective Time and prior to conversion of such Preferred Stock equal to the number of shares of such security that a holder of the Conversion Shares would have been entitled to had it held the Conversion Shares prior to the conversion, if such securities were not previously distributed to the holders of Preferred Stock.

          (b) CONVERSION PROCEDURES. In order to exercise the conversion privilege set forth in Section 4(a), the holder of each share of Preferred Stock to be converted shall surrender the certificate representing such share at the office of the Corporation, with a written notice stating that such holder elects to convert all or a specified whole number of such shares pursuant to this Section 4 and specifying the name or names in which such holder wishes the certificate or certificates for Conversion Shares to be issued. Unless the Conversion Shares are to be issued in the same name as the name in which such Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or its duly authorized attorney-in-fact. Upon conversion of any Preferred Stock, the holder thereof shall be entitled to receive an amount equal to all declared and unpaid dividends on such shares through the date of such conversion. No payment or adjustment shall be made on conversion for dividends on Conversion Shares. As promptly as practicable after such surrender of certificates for Preferred Stock, and in any event within five business days (i) the Corporation shall issue and deliver at such office to such holder, or on such holder's written order, (A) a certificate or certificates for the applicable number of full Conversion Shares and (B) if less than the full number of shares of Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificates less the number of shares being converted and (ii) the Corporation shall deliver at such office to such holder, or on such holder's written order, (A) the cash payment in settlement of fractional Conversion Shares provided for in Section 4(c) and (B) payment for any such declared and unpaid dividends in cash, by wire transfer of immediately available funds or by certified or bank check.

          Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificate for the Preferred Stock is surrendered and such notice received by the Corporation as aforesaid, and the Person or Persons in whose name or names any certificate or certificates for Conversion Shares are issuable shall be deemed to have become the holder or holders of record of such Conversion Shares at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation are closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next day on which such stock transfer books are open (PROVIDED that, if such books shall remain closed for five days, such fifth day shall be the date any such Person shall become a holder), but such conversion shall be at the Conversion Price in effect on the date upon which such shares were surrendered and such notice was received. Upon delivery, all Conversion Shares shall be duly authorized, validly issued, fully paid, nonassessable, free of all liens and charges and not subject to any preemptive or subscription rights.

          (c) SETTLEMENT OF FRACTIONAL CONVERSION SHARES. No fractional shares or scrip representing fractions of Conversion Shares shall be issued upon conversion of Preferred Stock. Instead of any fractional Conversion
Share otherwise deliverable, the Corporation shall pay to the holder of the converted share an amount in cash equal to the Current Market Price of such fractional Conversion Share on the day on which such converted share is deemed to have been converted. If more than one share is surrendered for conversion at one time by the same holder, the number of full Conversion Shares shall be computed on the basis of the aggregate number of shares so surrendered. The "CURRENT MARKET PRICE" per share of Common Stock on any day is the average of the Daily Market Prices for the 20 consecutive Trading Days immediately prior to the day in question. The "DAILY MARKET PRICE" of a share of Common Stock is the price of a share of Common Stock on the relevant day, determined on the basis of the last reported sale price, regular way, of the Common Stock as reported on the composite tape, or similar reporting system, for issues listed or admitted to trading on the New York Stock Exchange (or, if the Common Stock is not then listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the Common Stock is then listed or admitted to trading) or, if there is no such reported sale on the day in question, on the basis of the average of the closing bid and asked quotations as so reported or, if the Common Stock is not then listed or admitted to trading on any national securities exchange, on the basis of the average of the high bid and low asked quotations on the day in question in the over-the-counter market as reported by the National Association of Securities Dealers' Automated Quotations System or, if not so quoted, as reported by National Quotation Bureau, Incorporated, or a similar organization. If the Current Market Price is not determinable as aforesaid, it shall be determined in good faith by the Board of Directors of the Corporation (the "BOARD") and evidence of such determination shall be filed with the minutes of the Corporation. A "TRADING DAY" is a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not then listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday or Federal holiday.

          (d) CONVERSION PRICE. The "SERIES A CONVERSION PRICE" shall mean the amount of $0.15; the "SERIES B CONVERSION PRICE" shall mean the amount of $0.20, the "SERIES C CONVERSION PRICE" shall mean the amount of $0.3035413; the "SERIES E CONVERSION PRICE" shall mean the amount of $1.1131258; the "SERIES E-2 CONVERSION PRICE" shall mean the amount of $1.1131258, the "SERIES F CONVERSION PRICE" shall mean the amount of $1.80, and the "SERIES F-2 CONVERSION PRICE" shall mean the amount of $1.50, as used herein, the "APPLICABLE CONVERSION PRICE" shall mean, with respect to any Series, the conversion price applicable to such Series, in each case as adjusted pursuant to this Section 4 (it being understood that the Applicable Conversion Price shall be calculated on the date of any conversion as if the Applicable Conversion Price as of such date had been the original Applicable Conversion Price on the Effective Time and as if all adjustments required pursuant to this Section 4 for events occurring after the Effective Time had been made to such original Applicable Conversion Price from time to time as required and the Series E-2 Conversion Price shall be adjusted to reflect all adjustments required pursuant to this Section 4 for events occurring on or after September 30, 1998 even if no shares of Series E-2 Preferred Stock had been issued as of the date of such event; provided that, notwithstanding anything in this Restated Certificate of Incorporation to the contrary, (x) no adjustment shall be made to the Series F Conversion Price except as provided in Section 4(d)(i)), and (y) no adjustment shall be made to the Series E-2 Conversion Price pursuant to Section 4(d)(ii) if at the time such adjustment would be made the Series E-2 Conversion Price has already been reduced pursuant to Section 4(d)(xvi) and the Series E-2 Conversion Price as adjusted pursuant to the terms of Section 4(d)(xvi) is less than the Series E-2 Conversion Price would be if adjusted pursuant to Section 4(d)(ii)).

          The Applicable Conversion Price (and the kind and amount of consideration receivable by holders of each Series of Preferred Stock upon conversion) shall be adjusted from time to time as follows:

               (i) If the Corporation (A) pays a dividend or makes a distribution on the Common Stock in Common Stock, (B) subdivides or combines its outstanding shares of Common Stock into a greater or smaller number of shares or (C) issues by reclassification of the Common Stock any shares of capital stock of the Corporation, the Applicable Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of such Series of Preferred Stock thereafter surrendered for conversion shall be entitled to receive, at the time of such conversion, the number of shares of Common Stock or other capital stock of the Corporation that it would have owned or been entitled to receive immediately following such action had such share been converted immediately prior thereto or on the record date therefor, whichever is earlier. Such adjustment shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision, combination or reclassification.

               (ii) If the Corporation issues any Additional Shares for a consideration per share less than the Applicable Conversion Price in effect immediately prior to such issuance (determined on a Share Equivalent basis), the Applicable Conversion Price shall be adjusted by multiplying the Applicable Conversion Price in effect immediately prior to such issuance by a fraction (A) the numerator of which shall be the number of shares of Common Stock and Share Equivalents outstanding immediately prior to the issuance of such Additional Shares plus the number of shares of Common Stock that the aggregate consideration for such Additional Shares would purchase at a consideration per share equal to the Applicable Conversion Price and (B) the denominator of which shall be the number of shares of Common Stock and Share Equivalents outstanding immediately prior to the issuance of such Additional Shares plus the number of Additional Shares so issued.

               "ADDITIONAL SHARES" shall mean any Voting Securities, except
(i) Common Stock, warrants or options that qualify as Permitted Issuances to the extent that any such Permitted Issuance does not trigger the antidilution protection of any security issued by the Company, (ii) Common Stock issuable upon the exercise of warrants and options which are outstanding as of the date hereof, (iii) Common Stock issuable upon the conversion of Preferred Stock, and (iv) Series E-2 Preferred Stock and Common Stock issuable upon the conversion of Series E-2 Preferred Stock.

               "SHARE EQUIVALENTS" shall mean the Common Stock deliverable upon conversion or exercise of all outstanding Preferred Stock, convertible securities, options, warrants and rights of the Corporation. Such adjustment shall become effective immediately after the issuance of such Additional Shares. For purposes hereof, the issuance of any Additional Shares or other securities, warrants, options or rights includes any reissuance or resale.

               "VOTING SECURITIES" shall mean the Common Stock and any other securities of the Corporation entitled to vote generally in the election of directors of the Corporation and any other securities (including rights, warrants, options and convertible debt) convertible into, exchangeable for or exercisable for any Common Stock or other securities referred to above (whether or not presently convertible, exchangeable or exercisable), including the Preferred Stock.

               "PERMITTED ISSUANCES" shall mean (x) shares of Common Stock issued upon exercise of options granted pursuant to the Stock Option Plans and options granted and issued pursuant to the Stock Options Plans, to the extent that the total number of shares subject to outstanding options granted under the Stock Option Plans plus the number of outstanding shares issued upon exercise of options granted under the Stock Option Plans does not exceed 19,200,000* at any time, and (y) shares of Common Stock owned by lending institutions that were acquired in connection with loans to the Corporation and by equipment leasing companies that were acquired in connection with financing for the Corporation and warrants for Common Stock issued or to be issued to the foregoing entities in connection with such transactions, to the extent that all such warrants and shares issued and exercised were approved by the Board of Directors. The number of shares of Common Stock referenced in the foregoing sentence shall be adjusted proportionately for stock splits, combinations and stock dividends subsequent to April 11, 1997. In no event shall any options granted and issued pursuant to the Stock Option Plans prior to August 31, 1997, or any share issuable pursuant to any such options, constitute Additional Shares or trigger any adjustment in the Applicable Conversion Price of any Series of Preferred Stock under this Restated Certificate.

               * Except as may be provided by subsequent amendment, the preceding paragraph is intended to reflect the understanding of International Business Machines Corporation ("IBM") and the Corporation that: Additional Shares do not include (i) any of the 16,200,000 shares designated as "New Options" in the Agreement and Plan of Merger dated as of March 18, 1997 (the "Merger Agreement"), (which consisted of 6,246,338 shares reserved for issuance under the Corporation's Special Stock Option Plan and 9,953,662 shares reserved for issuance under the Corporation's 1997 Stock Option Plan), or (ii) any of the 3,000,000 additional shares reserved for issuance under the 1997 Stock Option Plan pursuant to the approval of the Board of Directors and the stockholders effective as of April 16, 1997. Furthermore, as contemplated by IBM and the Corporation, the resulting total of 19,200,000 shares is also equal to the sum of (A) 15,424,566 shares taken into account in determining the "Share Price" (as defined in the Merger Agreement), plus
(B) 775,434 shares, (which is the difference remaining, after subtracting the amount in (A), (15,424,566), from 16,200,000 shares (determined by adding 9,000,000 shares reserved for issuance under the Corporation's 1996 Stock Option Plan and 7,200,000 additional shares intended for issuance in connection with the Merger Agreement)), plus (C) 3,000,000 additional shares reserved for issuance as of April 16, 1997.

               "STOCK OPTION PLANS" shall mean the Corporation's 1997 Stock Option Plan and the Corporation's Special Stock Option Plan.

               (iii) If the Corporation issues any warrants, options or other rights entitling the holders thereof to subscribe for or purchase either any Additional Shares or evidences of debt, shares of stock or other securities that are convertible into or exchangeable for, with or without payment of additional consideration, Additional Shares (such warrants, options or other rights being called "RIGHTS" and such convertible or exchangeable evidences of debt, shares of stock or other securities being called "CONVERTIBLE SECURITIES"), and the consideration per share for which Additional Shares may at any time thereafter be issuable pursuant to such Rights or pursuant to such Convertible Securities (when added to the consideration per share of Common Stock, if any, received for such Rights), is less than the Applicable Conversion Price, the Applicable Conversion Price shall be adjusted as provided in Section 4(d)(ii) on the basis that (A) the maximum number of Additional Shares issuable pursuant to all such Rights or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and (B) the aggregate consideration (plus the consideration, if any, received for such Rights) for such maximum number of Additional Shares shall be deemed to be the consideration received and receivable by the Corporation for the issuance of such Additional Shares pursuant to such Rights or Convertible Securities as set forth in Section 4(d)(viii).

               (iv) If the Corporation issues Convertible Securities and the consideration per share for which Additional Shares may at any time thereafter be issuable pursuant to such Convertible Securities is less than the Applicable Conversion Price, the Applicable Conversion Price shall be adjusted as provided in Section 4(d)(ii) on the basis that (A) the maximum number of Additional Shares necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and (B) the aggregate consideration for such maximum number of Additional Shares shall be deemed to be the consideration received and receivable by the Corporation for the issuance of such Additional Shares pursuant to such Convertible Securities as set forth in Section 4(d)(viii). No adjustment of the Applicable Conversion Price shall be made under this Section 4(d)(iv) upon the issuance of any Convertible Securities issued pursuant to the exercise of any Rights to the extent that such adjustment was previously made upon the issuance of such Rights pursuant to Section 4(d)(iii).

               (v) For purposes of Sections 4(d)(iii) and 4(d)(iv), the relevant Applicable Conversion Price shall be the Applicable Conversion Price in effect immediately prior to the earlier of (A) the record date for the holders of Common Stock entitled to receive the Rights or Convertible Securities and (B) the initial issuance of the Rights or Convertible Securities, and the adjustment provided for in either such Section shall become effective immediately after the earlier of the times specified in subclauses (A) and (B) of this Section 4(d)(v).

               (vi) No adjustment of the Applicable Conversion Price shall be made under Section 4(d)(ii) upon the issuance of any Additional Shares pursuant to the exercise of any Rights or any conversion or exchange rights pursuant to any Convertible Securities, if such adjustment was previously made in connection with the issuance of such Rights or Convertible Securities (or in connection with the issuance of any Rights therefor) pursuant to
Section 4(d)(iii) or 4(d)(iv).

               (vii) If any Rights (or any portions thereof) that gave rise to an adjustment pursuant to Section 4(d)(iii) or any conversion or exchange rights pursuant to any Convertible Securities that gave rise to an adjustment pursuant to Section 4(d)(iii) or 4(d)(iv) expire or terminate without the exercise thereof and/or if by reason of such Rights or Convertible Securities there has been any increase, with the passage of time or otherwise, in the consideration payable upon the exercise thereof, the Applicable Conversion Price shall be readjusted (but to no greater extent than previously adjusted as a result of the issuance of such Rights or Convertible Securities) on the basis of (A) eliminating from the computation Additional Shares corresponding to such expired or terminated Rights or conversion or exchange rights, (B) treating the Additional Shares, if any, actually issued or issuable pursuant to the previous exercise of such Rights or conversion or exchange rights as having been issued for the consideration actually received and receivable therefor and (C) treating any such Rights or conversion or exchange rights that remain outstanding as being subject to exercise on the basis of the consideration payable upon the exercise thereof as in effect at such time; PROVIDED, HOWEVER, that any consideration actually received by the Corporation in connection with the issuance of such Rights or such Convertible Securities shall form part of the readjustment computation even though such Rights or such conversion or exchange rights expired without being exercised. The Applicable Conversion Price shall be adjusted as provided in Section 4(d)(ii) and any applicable provisions of Section 4(d)(iii) and 4(d)(iv) as a result of any increase in the number of Additional Shares issuable, or any decrease in the consideration payable upon any issuance of Additional Shares, pursuant to any antidilution provisions of any Rights or Convertible Securities.

               (viii) (A) If any Additional Shares, Convertible Securities or Rights are issued for cash, the consideration received therefor shall be deemed to be the amount of cash received.

                      (B) If any Additional Shares, Convertible Securities or Rights are offered by the Corporation for subscription, the consideration received therefor shall be deemed to be the subscription price.

                      (C) If any Additional Shares, Convertible Securities or Rights are sold to underwriters or dealers for public offering without a subscription offering, the consideration received therefor shall be deemed to be the public offering price.

                      (D) In any case covered by Section 4(d)(viii)(B) or
(C), in determining the amount of any consideration received by the Corporation in whole or in part other than in cash, the amount of such consideration shall be deemed to be the fair market value of such consideration as determined in good faith by the Board, and evidence of such determination shall be filed with the minutes of the Corporation. If Additional Shares are issued as part of a unit with Rights, the consideration received for the Rights shall be deemed to be the portion of the consideration received for such unit determined in good faith at the time of issuance by the Board, and evidence of such determination shall be filed with the minutes of the Corporation. If the Board does not make any such determination prior to the due date for adjustment of the Applicable Conversion Price, the consideration received for the Rights shall be deemed to be zero. In either event, the consideration received for the Additional Shares shall be deemed to be the consideration received for such unit less the consideration deemed to have been received for the Rights.

                      (E) In any case covered by Section 4(d)(viii)(A), (B),
(C) or (D), in determining the amount of consideration received by the Corporation, (I) any amounts paid or receivable for accrued interest or accrued dividends shall be excluded and (II) any compensation, underwriting commissions or concessions or expenses paid or incurred in connection therewith shall not be deducted.

                      (F) In any case covered by Section 4(d)(viii)(A), (B),
(C) or (D), there shall be added to the consideration received by the Corporation at the time of issuance or sale (I) the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of Rights that relate to Convertible Securities and (II) the minimum aggregate amount of consideration payable upon the conversion or exchange thereof.

                      (G) If any Additional Shares, Convertible Securities or Rights are issued in connection with any merger, consolidation or other reorganization in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair market value, as determined in good faith by the Board, of such portion of the assets and business of the non-surviving Person or Persons as the Board determines to be attributable to such Additional Shares, Convertible Securities or Rights, and evidence of such determination shall be filed with the minutes of the Corporation.

               (ix) If the Corporation effects any consolidation, merger or other reorganization to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the surviving corporation), any sale or conveyance to another Person of all or substantially all the assets of the Corporation or any statutory exchange of securities with another Person (including any exchange effected in connection with a merger of a third Person into the Corporation), the holder of each share of such Series of Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of consideration receivable pursuant to such transaction by a holder of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such transaction, assuming such holder of Common Stock failed to exercise its rights of election, if any, as to the kind or amount of consideration receivable upon such transaction (PROVIDED that, if the kind or amount of consideration receivable pursuant to such transaction is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised ("NONELECTING SHARE"), then, for purposes of this Section 4(d)(ix), the kind and amount of consideration receivable pursuant to such transaction for each Nonelecting Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Nonelecting Shares). Thereafter, the holders of such Series of Preferred Stock shall be entitled to appropriate adjustments with respect to their conversion rights to the end that the provisions set forth in this Section 4 shall correspondingly be made applicable, as nearly as may reasonably be, to any consideration thereafter deliverable on conversion of such Series of Preferred Stock. Notwithstanding the foregoing, this Section 4(d)(ix) shall not apply to any event which is treated as a liquidation, dissolution or winding up of the Corporation pursuant to Section 3.

               (x) If a purchase, tender or exchange offer is made to the holders of outstanding Common Stock and, upon the consummation of such offer, the Person having made such offer (together with its affiliates) beneficially owns 50% or more of the outstanding Common Stock, the Corporation shall not effect any consolidation, merger or other reorganization with, or sale, lease or other disposition of material assets to, or issuance of securities to, the Person having made such offer or any affiliate of such Person, unless prior to the consummation thereof each holder of such Series of Preferred Stock shall have been given a reasonable opportunity to elect to receive, upon conversion of such Series of Preferred Stock then held by such holder (in lieu of the kind and amount of consideration otherwise receivable upon conversion pursuant to the provisions of this Section 4(d)), the consideration that would have been received pursuant to such offer by a holder of that number of shares of Common Stock into which one share of such Series of Preferred Stock might then be converted if all such shares had been tendered and accepted pursuant to such offer. Notwithstanding the foregoing, this Section 4(d)(x) shall not apply to any event which is treated as a liquidation, dissolution or winding up of the Corporation pursuant to Section 3.

               (xi) If the Corporation distributes generally to holders of its outstanding Common Stock or any other securities entitled generally to participate in the earnings or assets of the Corporation ("COMMON EQUITY") but not to holders of such Series of Preferred Stock (on an as converted to Common Stock basis) evidences of its debt, securities or other assets (excluding any cash dividend and excluding any dividends or distributions payable in Rights or Convertible Securities for which adjustment is otherwise made pursuant to this Section 4(d)), the Applicable Conversion Price shall be adjusted by multiplying the Applicable Conversion Price in effect immediately prior to the record date for such dividend or distribution by a fraction of which (A) the numerator shall be the Current Market Price per share of the Common Equity (determined, if the Common Equity is not Common Stock, in the same way that the current market price for Common Stock is determined) on such record date less the then fair market value, as determined in good faith by the Board, of the portion of the evidences of debt, securities or other assets so distributed or applicable to the holder of one share of Common Equity and (B) the denominator shall be such Current Market Price per share of the Common Equity, and evidence of such determination shall be filed with the minutes of the Corporation. Such adjustment shall become effective immediately after the record date for such dividend or distribution and will be rescinded if such dividend or distribution is not paid or made.

               (xii) If a state of facts not specifically controlled by the provisions of this Section 4(d) occurs or is proposed that would result in the conversion provisions of the such Series of Preferred Stock not being fairly protected in accordance with the essential intent and principles of such provisions, the Board shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion provisions, and evidence of the Board's determination of such adjustment shall be filed with the minutes of the Corporation.

               (xiii) No adjustment in the Applicable Conversion Price shall be required to be made unless it would require an increase or decrease of at least one cent, but any adjustments not made because of this Section 4(d)(xiii) shall be carried forward and taken into account in any subsequent adjustment otherwise required. All calculations under this Section 4(d) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. All adjustments with respect to a transaction or event shall apply to subsequent such transactions and events. Anything in this
Section 4(d) to the contrary notwithstanding, the Board shall be entitled to make such irrevocable reduction in the Applicable Conversion Price, in addition to the adjustments required by this Section 4(d), as in its discretion it shall determine to be advisable in order to avoid or diminish any income deemed to be received for Federal income tax purposes by any holder of Common Stock or Preferred Stock resulting from any event or occurrence giving rise to an adjustment pursuant to this Section 4(d) or from any similar event or occurrence, and evidence of the Board's determination of such adjustment shall be filed with the minutes of the Corporation.

               (xiv) Whenever the Applicable Conversion Price is adjusted pursuant to this Section 4(d), (A) the Corporation shall promptly file with the minutes of the Corporation a certificate setting forth the Applicable Conversion Price (and any change in the kind or amount of consideration to be received by holders of shares of such Series of Preferred Stock upon conversion) after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the manner of computing the same and (B) the Corporation shall forthwith mail a notice stating that the Applicable Conversion Price has been adjusted, stating the effective date of such adjustment and enclosing such certificate, to the holders of such Series of Preferred Stock at their addresses as shown on the stock books of the Corporation.

               (xv)   If as a result of an adjustment pursuant to this
Section 4(d) the holder of such Series of Preferred Stock converts into any consideration other than Common Stock, (A) the Applicable Conversion Price with respect to such other consideration shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Section 4(d) and (B) in the case such consideration shall consist of Common Stock and some other kind of consideration or of two or more kinds of consideration, the Board shall determine in good faith the fair allocation of the adjusted Applicable Conversion Price between or among such types of consideration, and evidence of such determination shall be filed with the minutes of the Corporation.

               (xvi) The Series E-2 Conversion Price shall be reduced to the Applicable Conversion Price set forth below if the Corporation has not consummated a Qualified Financing or repaid all amounts due under the Senior Notes issued under the Note and Warrant Purchase Agreement by the applicable date specified below:


                                               Series E-2 Preferred
                                              Applicable Conversion
                        Date                          Price
                 ---------------              ---------------------
                 April 8, 1999                  $0.891
                 October 8, 1999                $0.669
                 April 8, 2000                  $0.447

               The Applicable Conversion Price computed in accordance with this Section 4(d)(xvi) shall be further adjusted to reflect all adjustments required by this Section 4 for all events occurring on or after September 30, 1998 even if no shares of Series E Preferred Stock had been issued as of the date of such event.

               "Qualified Financing" means the sale by the Corporation of any Voting Securities in (x) a public offering or (y) cumulatively, in one or more private placements to accredited investors (as defined in Rule 501(a) of Regulation D of under the Securities Act of 1933, as amended), but excluding sales pursuant to Rule 701 under such Act, which, in either case, result in the Corporation's receipt of aggregate net proceeds of at least $20 million at a price per share not less than the Series E-2 Conversion Price in effect as of the date the Qualified Financing shall be deemed to occur (computed without regard to the adjustments set forth in Section 4(d)(ii) or this
Section 4(d)(xvi)). The transaction price per share shall be computed as a weighted average in case there is more than one private placement. The Qualified Financing shall be deemed to occur as of the earliest date on which either of the tests set forth in the preceding sentence has been satisfied by the Corporation.

               By way of example, a Qualified Financing would be deemed to have occurred if the Corporation receives $12.6 million of net proceeds from the sale of 7,000,000 shares of a newly authorized series of Preferred Stock to one accredited investor at $1.80 per share in one transaction when the Applicable Conversion Price of Series E-2 Preferred Stock is $1.1131258, and seven months later receives $8 million of net proceeds from the sale of 10,000,000 shares of another newly authorized series of Preferred Stock to 20 accredited investors at $0.80 per share when the Applicable Conversion Price of the Series E-2 Preferred Stock is $0.896 per share. In this example, the Corporation has received net proceeds of $20.6 million at a weighted average price of $1.212 per share; and the Qualified Financing would be deemed to occur upon the closing of the second transaction.

          (d) NOTICE OF SPECIFIED EVENTS. For purposes of this Section 4(e), a "SPECIFIED EVENT" occurs if (i) the Corporation takes any action that would require any adjustment in any conversion price pursuant to Section 4(d), (ii) the Corporation authorizes the granting to the holders of the Common Stock of any Rights or of any other rights, (iii) there is any capital stock reorganization or reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value of the Common Stock), or any consolidation, merger or other reorganization to which the Corporation is a party or any statutory exchange of securities with another Person and for which approval of any stockholders of the Corporation is required, or any sale or transfer of all or substantially all the assets of the Corporation, (iv) there is any other Control Transaction or (v) there is a voluntary liquidation, dissolution or winding up of the Corporation. If a Specified Event occurs, the Corporation shall cause to be filed with the minutes of the Corporation, and shall cause to be mailed to the holders of the Preferred Stock at their addresses as shown on the stock books of the Corporation, at least 10 days prior to the applicable date specified below, a notice describing the Specified Event and stating (A) the record date for any distribution or Rights relating to such Specified Event or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such distribution or Rights are to be determined or (B) the date on which the capital stock reorganization, reclassification, consolidation, merger, other reorganization, statutory exchange, sale, transfer, other Control Transaction, dissolution, liquidation or winding up relating to such Specified Event is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Specified Event.

          (e) LISTING. The Corporation shall use its best efforts to list any securities required to be delivered upon conversion of the Preferred Stock prior to such delivery upon each securities exchange, if any, upon which such securities are listed at the time of such delivery. Prior to the delivery of any such securities, the Corporation shall use its best efforts to comply with all laws and regulations thereunder requiring any registration of such securities with or consent to the delivery thereof by, or any approval of, notice to or filing with, any governmental authority.

          (f) TAXES. The Corporation shall pay all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of securities on conversion of Preferred Stock.

          (g) MANDATORY CONVERSION. Immediately upon the consummation of the Initial Public Offering: (i) All authorized and unissued shares of Preferred Stock shall be converted (without further action by the Corporation) into that number of authorized shares of Common Stock into which such Preferred Stock would then be convertible under this Section 4 if such shares were issued and outstanding at the time; and (ii) all issued and outstanding shares of Preferred Stock shall be deemed to have been converted into, and shall (without any action of the holder thereof) become, that number of fully paid and nonassessable shares of Common Stock into which such Preferred Stock is then convertible in accordance with the provisions of this
Section 4.

          "INITIAL PUBLIC OFFERING" shall mean a sale by the Corporation of Common Stock, in a bona fide public offering on an underwritten firm commitment basis pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission pursuant to the Securities Act of 1933 and the rules and regulations thereunder, which public offering results in aggregate cash proceeds of at least $30 million.

     SECTION 5. CONVERSION OR REDEMPTION OF PREFERRED STOCK. Upon any conversion or any redemption, repurchase or other acquisition by the Corporation of Preferred Stock, the Preferred Stock so converted, redeemed, repurchased or acquired shall be retired and canceled and shall not be available for reissuance.

     SECTION 6.  VOTING.   (a)  The holders of Preferred Stock shall have the
following voting rights set forth in this Section 6 and in Article VIII hereof, in addition to any voting rights to which they may be entitled under the DGCL.

          (b) The holders of Preferred Stock shall have the right to vote, together with the holders of all outstanding shares of Common Stock and not by classes (except as otherwise provided herein or by applicable law), on all matters on which holders of Common Stock have the right to vote. Each holder of Preferred Stock shall have the right, for each share of Preferred Stock held by such holder on the applicable record date, to cast that number of votes on each such matter equal to the number of shares of Common Stock into which such Preferred Stock might be converted as of such record date multiplied by the number of votes per share which the holders of Common Stock then have with respect to such matter.

          (c) The consent of a majority of the outstanding shares of Series E Preferred Stock shall be required before the Corporation shall (or shall permit any of its subsidiaries to):

                 (i) either directly or indirectly or through merger, consolidation or other reorganization with any other Person, (A) increase or decrease the aggregate number of authorized shares of Preferred Stock; (B) increase or decrease the par value of the Preferred Stock; (C) effect an exchange, reclassification, or cancellation of all or part of the Preferred Stock; (D) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into Preferred Stock; (E) change the designations, preferences, limitations or relative rights of the Preferred Stock; (F) change the Preferred Stock into the same or different number of shares, either with or without par value, of the same class or another class;
(G) create a new class of shares having rights and preferences substantially equal to or prior or superior to the Preferred Stock or increase the rights and preferences or the number of authorized shares of any class having rights and preferences substantially equal to or prior or superior to the Preferred Stock;
(H) divide the Preferred Stock into series and fix and determine the designation of such series and the variations in the relative rights and preferences between the shares of such series, or authorize the Board so to do; (I) cancel or otherwise affect dividends on the Preferred Stock which have been declared; (J) authorize the issuance of any shares of any equity security of the Corporation other than Permitted Issuances;

(K) amend, alter or repeal any of the provisions of the Certificate of Incorporation; or (L) amend, alter or repeal the Corporation's By-laws;

                 (ii)  enter into any Control Transaction with any Person; or

                 (iii) voluntarily liquidate, dissolve or wind up the Corporation.

                 "CONTROL TRANSACTION" shall mean (A) any transaction or series of transactions, in which all stockholders of the Corporation are entitled to participate and pursuant to which shares representing more than fifty percent (50%) of the Corporation's outstanding Voting Securities are purchased by a Person not controlled by, in control of or under common control with any holder of Preferred Stock, (B) the merger or consolidation of the Corporation with another entity (other than a merger or consolidation in which the holders of Voting Securities of the Corporation immediately before the merger or consolidation own, immediately after the merger or consolidation, Voting Securities of the surviving or acquiring corporation or of a parent party of such surviving or acquiring corporation, possessing more than fifty percent (50%) of the voting power of the surviving or acquiring corporation or parent party) resulting in the exchange of the outstanding shares of capital stock of the Corporation for cash, securities or other property or (C) any merger, sale, lease, license, exchange or other disposition (whether in one transaction or a series of related transactions) of more than fifty percent (50%) of the assets of the Corporation.


                                     ARTICLE VI
                 DIRECTORS' LIABILITY AND INDEMNIFICATION OF AGENTS

     SECTION 1. LIMITATION OF DIRECTORS' LIABILITY. The liability of the directors of the Corporation for monetary damages (or breach of fiduciary duty as directors) shall be eliminated to the fullest extent permissible under Section 102(b)(7) of the DGCL as now or hereafter in effect.

     SECTION 2.  REPEAL OR MODIFICATION.   Any repeal or modification of the
foregoing provisions of this Article VI shall not adversely affect any limitation of liability of an agent of the Corporation relating to acts or omissions occurring prior to such repeal or modification.

                                    ARTICLE VII
                                STOCKHOLDER MATTERS

     SECTION 1.  GENERAL.   In anticipation that IBM will be a substantial
stockholder of the Corporation, and in recognition that the Corporation and such stockholder may engage in the same or similar activities or lines of business and have an interest in the same area of corporate opportunities, and in further recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with such stockholder (including service of employees and former employees of such stockholder as directors of the Corporation), the provisions of this Article VII are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve such stockholder and its officers and employees, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

     SECTION 2. FREEDOM OF ACTION. IBM shall not have any duty to refrain from any of the following: (a) engaging in the same or similar activities or lines of business as the Corporation or developing or marketing products or services that compete, directly or indirectly, with those of the Corporation;
(b) doing business with any client or customer of the Corporation; (c) investing (publicly or privately) in, or developing other relationships with, other Persons or entities in the same or similar businesses as that of the Corporation; and (d) employing or otherwise engaging any officer or employee or former officer or employee of the Corporation. Neither IBM nor any officer, director or employee of IBM shall have any obligation, or be liable, to the Corporation or its stockholders (i) for or arising out of the conduct described in (a), (b), (c) and (d) above, (ii) for exercising its rights under the Stockholders Agreement or any other agreement contemplated thereby to which it is or will be a party, (iii) for exercising or failing to exercise its rights as a stockholder of the Corporation or (iv) for breach of any fiduciary or other duty to the Corporation or its stockholders by reason of the conduct described in (i), (ii) or (iii) above or such officers', directors' or employees' participation therein or such employees actions as directors of the Corporation.

     SECTION 3. CORPORATE OPPORTUNITIES. In the event that IBM or any officer, director or employee of IBM acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both IBM and the Corporation, neither IBM nor its officers, directors or employees shall have any duty to communicate or offer such corporate opportunity to the Corporation and neither IBM nor its officers, directors or employees shall be liable to the Corporation or its stockholders for breach of any fiduciary or other duty, as a stockholder or otherwise, by reason of the fact that IBM pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person or entity, or does not communicate such corporate opportunity or information regarding such corporate opportunity to the Corporation.

     SECTION 4. CONSENT AND WAIVER. Any Person or other entity purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have consented to the provisions of this
Article VII. The waivers set forth in this Article VII shall be effective to the maximum extent permitted by law.

     SECTION 5. DEFINITIONS. Any reference to "IBM" in this Article VII shall mean IBM and its Affiliates. "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

                                    ARTICLE VIII
                                 BOARD OF DIRECTORS

     The number of directors of the Corporation shall be between five and seven, as specified from time to time by the Board of Directors. The holders of the outstanding shares of Series E Preferred Stock shall at all times until the earlier to occur of (i) the date of consummation of an Initial Public Offering and (ii) the date on which the outstanding shares of Series E Preferred Stock and the outstanding warrants to purchase shares of Series E Preferred Stock fail to represent at least 45% of the Fully Diluted Shares of Voting Securities of the Company, be entitled, voting together as a separate series, to elect four directors of the Corporation by majority vote at each election of directors. The remaining members of the Board of Directors shall be elected by the holders of the Common Stock and the Preferred Stock, voting together as a single class.

                                     ARTICLE IX
                           DEFINITIONS AND CONSTRUCTION

     SECTION 1.  CERTAIN DEFINITIONS.  As used in this Certificate of
Incorporation:

          (a) The definitions in Sections 1 and 2 shall apply equally to both the singular and plural forms of the terms defined and whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

          (b) Any reference to "BUSINESS DAY" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York, New York.

          (c) "EFFECTIVE TIME" means the effective time of the Merger of Net Acquisition Corp. with and into the Corporation pursuant to the Merger Agreement.

          (d) Any reference to "HEREIN", "HEREOF", "HEREUNDER" and other like words mean or refer, when used herein, to this Certificate of Incorporation in its entirety.

          (e) "IBM" means International Business Machines Corporation, a New York corporation.

          (f) Any reference to "INCLUDE" or "INCLUDING" shall be deemed to be followed by the phrase "WITHOUT LIMITATION".

          (g) Any reference to "OUTSTANDING", when used with reference to shares of stock, means issued shares, excluding shares held by the Corporation or a subsidiary.

          (h) "PERSON" means any individual, firm, corporation, partnership, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

          (i) "MERGER AGREEMENT" means the Agreement and Plan of Merger dated as of March 18, 1997 among the Corporation, IBM, Net Acquisition Corp. and the stockholders listed on the signature pages thereto.

          (j) "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement dated as of March 18, 1997 among IBM, the Corporation and the stockholders listed on the signature pages thereof.

          (k) "FULLY DILUTED SHARES" shall mean the number of fully diluted shares of Voting Securities (including without limitation upon exercise of all outstanding warrants, options, convertible securities and other rights to purchase Voting Securities).

          (l) References to Certificate and Sections are to Certificate and Sections of this Restated Certificate of Incorporation.

          (m) Headings are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

     SECTION 2.  ADDITIONAL DEFINITIONS.

     DEFINED TERM                       SECTION DEFINED IN
     "Additional Shares"                Art. V    Sec. 4(d)(ii)
     "Affiliate"                        Art. VII  Sec. 5
     "Board"                            Art. V    Sec. 4(c)
     "Common Equity"                    Art. V    Sec. 4(d)(xi)
     "Common Stock"                     Art. IV   Sec. 1
     "Control Transaction"              Art. V    Sec. 6(c)(iii)
     "Conversion Shares"                Art. V    Sec. 4(a)
     "Convertible Securities"           Art. V    Sec. 4(d)(iii)
     "Corporation"                      Art. I
     "Current Market Price"             Art. V    Sec. 4(c)
     "Daily Market Price"               Art. V    Sec. 4(c)
     "DGCL"                             Art. III

                                       24

     "Fully Diluted Shares"             Art. VIII
     "Initial Public Offering"          Art. V    Sec. 4(h)
     "Liquidation Preference"           Art. V    Sec. 3(b)
     "Liquidation Date"                 Art. V    Sec. 3(b)
     "Nonelecting Share"                Art. V    Sec. 4(d)(ix)
     "Note and Warrant Purchase         Art. V    Sec. 1
        Agreement
     "Original Issue Date"              Art. V    Sec. 3(b)
     "Participating Dividends"          Art. V    Sec. 2
     "Permitted Issuances"              Art. V    Sec. 4(d)(ii)
     "Preferred Stock"                  Art. IV   Sec. 1
     "Qualified Financing"              Art. V    Sec. 4(d)(xvi)
     "Rights"                           Art. V    Sec. 4(d)(iii)
     "Senior Notes"                     Art. V    Sec. 1
     "Series A Conversion Price"        Art. V    Sec. 4(d)
     "Series A Liquidation              Art. V    Sec. 3(b)
        Preference"
     "Series A Preferred Stock"         Art. IV   Sec. 1
     "Series B Conversion Price"        Art. V    Sec. 4(d)
     "Series B Liquidation              Art. V    Sec. 3(b)
        Preference"
     "Series B Preferred Stock"         Art. IV   Sec. 1
     "Series C Conversion Price"        Art. V    Sec. 4(d)
     "Series C Liquidation              Art. V    Sec. 3(b)
        Preference"
     "Series C Preferred Stock"         Art. IV   Sec. 1
     "Series E Conversion Price"        Art. V    Sec. 4(d)
     "Series E Liquidation              Art. V    Sec. 3(b)
        Preference"
     "Series E Preferred Stock"         Art. IV   Sec. 1
     "Series E-2 Conversion Price"      Art. V    Sec. 4(d)
     "Series E-2 Liquidation            Art. V    Sec. 3(b)
        Preference"
     "Series E-2 Preferred Stock"       Art. IV   Sec. 1
     "Series F Conversion Price"        Art. V    Sec. 4(d)
     "Share Equivalents"                Art. V    Sec. 4(d)(ii)
     "Series F Liquidation              Art. V    Sec. 3(b)
        Preference"
     "Series F Preferred Stock"         Art. IV   Sec. 1
     "Series F-2 Conversion Price"      Art. V    Sec. 4(d)
     "Series F-2 Liquidation            Art. V    Sec. 3(b)
        Preference"
     "Series F-2 Preferred Stock"       Art. IV   Sec. 1
     "Specified Event"                  Art. V    Sec. 4(i)

                                       25

     "Stock Option Plans"               Art. V    Sec. 4(d)(ii)
     "Trading Day"                      Art. V    Sec. 4(c)
     "Voting Securities"                Art. V    Sec. 4(d)(ii)

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